Exhibit 99.1

Media Contact
Anna E. Croop
acroop@ambientcorp.com
(617) 614-6739

Ambient Corporation Expands Management Team

Appoints Mark Fidler as Chief Financial Officer

Newton, Mass., August 8, 2011 – Ambient Corporation (NASDAQ: AMBT), a leading provider of smart grid communication platforms and applications, today announced the appointment of Mark as Chief Financial Officer.

"Mark has a proven track record in the clean technology industry bringing significant public company experience and provides us with financial and strategic leadership for our growing Company. We are very pleased to have Mark join our leadership team" stated John J. Joyce, President and CEO of Ambient Corporation.

Mr. Fidler joined the Company as Principal Financial Officer and Vice President in June 2011 and became Chief Financial Officer, effective August 4, 2011, upon the listing of the Company’s common stock on the NASDAQ Capital Market.  Prior to joining the Company, Mr. Fidler spent the last ten years at Evergreen Solar Inc. in positions of increasing responsibility, most recently as Vice President of Finance & Treasurer. Prior to his tenure at Evergreen Solar, Mr. Fidler held various senior finance roles at The Boston Consulting Group and Hampshire Chemical, a division of Dow Chemical. Mr. Fidler began his career with the audit practice at Coopers & Lybrand LLP.

Mr. Fidler received a B.S. degree in Accounting from Syracuse University and an M.B.A. from Northeastern University's Graduate School of Business Administration and is a certified public accountant.

"Ambient’s proven technology, strong growth opportunity and outstanding team make this a very attractive opportunity I look forward to contributing to the Company’s continued success,” said Mark Fidler, CFO of Ambient Corporation.

About Ambient Corporation

Ambient designs, develops and markets Ambient Smart Grid® communications technologies and equipment. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for creating smart grid communication platforms and technologies. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

This press release contains statements that may be deemed to be “forward-looking statements” under federal securities laws. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, the dependence on one key customer, the Company’s ability to raise additional capital when needed, the sufficiency of working capital, the competitive market generally and in the smart grid industry specifically, the success of the Company’s collaborative arrangements, changes in economic conditions generally and the smart grid industry specifically, changes in technology, legislative or regulatory changes , and other risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statement for any reason.

Ambient, Ambient Smart Grid, Communications for a Smarter Grid and AmbientNMS are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.